RESIDENTIAL MORTGAGE FINANCE

Filed Pursuant to Rule 433
Registration Statement No. 333-139693
September 2, 2008

$ [41,099,000]

(APPROXIMATE OFFERED)
LEHMAN MORTGAGE TRUST,
SERIES 2008-6

SENIOR/SUBORDINATE CERTIFICATES

Lehman Brothers Holdings Inc.
(Sponsor and Seller)

Structured Asset Securities Corporation
(Depositor)

Wells Fargo Bank, N.A.
(Trustee)

Available Information

This document summarizes selected information and may not contain all of the information that you need to consider in making your investment decision. Before you invest, you should read the term sheet supplement dated August 15, 2008 and the prospectus dated May 29, 2008 (this may be obtained on Lehman Brothers’ web site http://www.lehman.com/pub/sasco) conveyed with this document as well as the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. See the information in the legend below to learn how to get these documents.

Risk Factors

The Certificates will be subject to certain risks. You should carefully consider the information provided under “Risk Factors” in the term sheet supplement dated August 15, 2008 and the prospectus dated May 29, 2008 which is conveyed with this document.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear with this communication to which this free writing prospectus is attached relating to:

(1)            these materials not constituting an offer (or a solicitation of an offer),
(2)            no representation that these materials are accurate or complete and may not be updated, or
(3)            these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Class	Approximate Initial Size ($) (1)	Approximate Initial Coupon (2)	Security Description	Expected Initial Credit Enhancement	Legal Final Maturity	Expected Ratings (5)
1A1 (4)	$66,199,000	6.57%	Super Senior	20.00%	Not offered	Not offered
1A2 (4)	$6,621,000	6.57%	Senior Mezzanine	12.00%	Not offered	Not offered
2A1	$41,099,000	1mL + [3.52%](6)	Super Senior	36.00%	July 25, 2047	AAA / Aaa
2A2 (4)	$10,275,000	6.38%	Senior Mezzanine	20.00%	Not offered	Not offered
2A3 (4)	$5,138,000	6.38%	Senior Mezzanine	12.00%	Not offered	Not offered
2AIO (4)	$41,099,000	(3)	Senior	NA	Not offered	Not offered
Subordinate Classes (4)	$17,636,430	[6.49%]	Subordinate	NA	Not offered	Not offered

(1)	Sizes subject to a variance of plus or minus 10%.
(2)	The Class coupons are described under “Interest Rates” on page 5.
(3)
The Class 2AIO Certificates will be interest only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance, which is based on the principal balance of the Class 2A1 Certificates, at a rate equal to the excess, if any, of 1) the Net WAC of Pool 2 and 2) the interest on the Class 2A1 Certificates for such Distribution Date. After the Distribution Date on February 25, 2013, the Class 2AIO Certificates will not be entitled to payments of any kind.

(4)	Not offered under this term sheet.
(5)
It is expected that S&P, Fitch and DBRS will rate the offered senior certificates. The ratings are not expected to address the likelihood of payments of any Basis Risk Shortfalls on the Class 2A1 Certificates by the Interest Rate Cap.

(6)
Up to and including the Distribution Date on February 25, 2013, the Class 2A1 Certificates will accrue interest at one-month LIBOR plus 3.52% per annum, subject to a cap equal to the lesser of 1) 11.80% per annum and 2) the Net WAC of Pool 2. After the Distribution Date on February 25, 2013, the Class 2A1 Certificates will accrue interest at the Net WAC of the Pool 2.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Terms of the Offering

Cut-off Date:	August 1, 2008

Settlement Date:	August 29, 2008

Distribution Dates:	25th of each month, commencing in September 2008

Collection Period:	The calendar month preceding the current Distribution Date

Issuer:	Lehman Mortgage Trust 2008-6

Master Servicer:	Aurora Loan Services LLC

Servicing Fee:	Substantially all of the loans have servicing fees of 0.250% per annum.

Trustee:	Wells Fargo Bank, N.A.

Senior Certificates:	The Class 1A and Class 2A Certificates

Class 1A Certificates:	The Class 1A1 and Class 1A2 Certificates

Class 2A Certificates:	The Class 2A1, Class 2A2, Class 2A3 and Class 2AIO Certificates

Class A Certificates:	The Class 1A or Class 2A Certificates

Rating Agencies:	S&P, Fitch and DBRS will rate the offered Class 2A1 Certificates.

Day Count:	30/360

Delay Days:	24 Day Delay: All Classes other than the Class 2A1 Certificates.
0 Day Delay: The Class 2A1 Certificates.

Registration:	Book-entry form through DTC

Minimum Denomination:	Class 1A1, 1A2: $25,000 /$1 thereafter.
Class 2A1, 2A2, 2A3: $25,000 /$1 thereafter
Subordinate Classes: $100,000/$1 thereafter

Pricing Prepayment
Assumption:	15% CPR per annum.

SMMEA Eligibility:	The Class A Certificates will be SMMEA eligible.

ERISA Eligibility:
The Class A Certificates are expected to be eligible for purchase by or with assets of employee benefit plans and other plans and arrangements that are subject to Title I of ERISA or Section 4975 of the Code. Prospective investors should review with legal advisors as to whether the purchase and holding of the Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, Section 4975 of the Code or similar laws.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Optional termination:
The transaction may be terminated by ALS on any Distribution Date following the date in which the aggregate outstanding mortgage balance is less than 10% of the aggregate mortgage loan balance of the Mortgage Pool as of the cut-off date.

Interest Rates:	Class 1A1 and Class 1A2 will bear interest at a per annum rate equal to the Net WAC of Pool 1.

Up to and including the Distribution Date on February 25, 2013, the Class 2A1 Certificates will accrue interest at one-month LIBOR plus 3.52% per annum subject to a maximum cap equal to the lesser of 1) 11.80% per annum and 2) the Net WAC of Pool 2. After the Distribution Date on February 25, 2013, the Class 2A1 Certificates will accrue interest at the Net WAC of Pool 2.

The Class 2AIO Certificates will be interest only certificates; they will not be entitled to payments of principal and will accrue interest on their notional balance, which is based on the principal balance of the Class 2A1 Certificates, at a rate equal to the excess, if any, of 1) the Net WAC of Pool 2 and 2) the interest on the Class 2A1 Certificates for such Distribution Date. After the Distribution Date on February 25, 2013, the Class 2AIO Certificates will not be entitled to payments of any kind.

Class 2A2 and Class 2A3 will bear interest at a per annum rate equal to the Net WAC of Pool 2.

Credit Enhancement:	Senior/subordinate, shifting interest structure. The credit enhancement information shown below is subject to final rating agency approval.

Senior Certificates:
Credit enhancement for the Senior Certificates will consist of the subordination of the subordinate classes.

Loss Allocation:
Losses from both Pools are allocated first to the Subordinate Certificates in inverse order of priority. After the Subordinate Certificates have been reduced to zero, losses on Pool 1 are allocated to the Class 1A Certificates on a pro-rata basis, except that losses allocated to the Class 1A1 Certificates will instead be first allocated to the Class 1A2 Certificates until they are reduced to zero and thereafter to the Class 1A1 Certificates until reduced to zero. Losses on Pool 2 are allocated to the Class 2A Certificates on a pro-rata basis, except that losses allocated to the Class 2A1 and Class 2A2 Certificates will instead first be allocated to the Class 2A3 Certificates until they are reduced to zero. Furthermore, additional losses to the Class 2A1 Certificates will instead be first allocated to the Class 2A2 Certificates until they are reduced to zero and thereafter to the Class 2A1 Certificates until reduced to zero.

Net WAC:
For each Distribution Date, the weighted average of the Net Mortgage Rates of the Mortgage Loans at the beginning of the related Due Period, weighted on the basis of their scheduled principal balances at the beginning of the Due Period.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Basis Risk Shortfalls:
With respect to the Class 2A1 Certificates and each Distribution Date up to and including the Distribution Date on February 25, 2013, the excess, if any, of (a) the lesser of 1) 11.80% and 2) the amount of interest payable to the Class 2A1 Certificates, as calculated at the applicable interest rate without regard to the related cap, over (b) the amount calculated at the Net WAC of Pool 2.

Due Period:
For each Distribution Date, the period beginning on the second day of the month preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

Net Mortgage Rate:	For any mortgage loan, the mortgage rate for such mortgage loan less the sum of the related Servicing Fee rate and any mortgage insurance premium rate, as applicable.

Tax Status:	REMIC for Federal income tax purposes.

Interest Rate Cap:
The Class 2A1 Certificates will have the benefit of a balance guaranteed cap with Lehman Brothers Special Financing, Inc. (“LBSF”) to cover Basis Risk Shortfalls. The notional balance of the Interest Rate Cap for any Distribution Date up to and including the Distribution Date on February 25, 2013 will be based on the principal balance of the Class 2A1 Certificates for such Distribution Date. The Interest Rate Cap will be the only source of funds available to pay Basis Risk Shortfalls.

Basic Terms of
Interest Rate Cap:
The Interest Rate Cap will include a credit support annex (“CSA”). Under the terms of the CSA, LBSF will post collateral (the “Credit Support Amount”) of varying levels according to the market value of the Interest Rate Cap. In each case, the Credit Support Amount will equal the trust’s exposure. For purposes of such calculations, LBSF will be the valuation agent and the Credit Support Amount will be calculated on a monthly basis. In addition, the notional scheduled balance of the related Interest Rate Cap will be calculated as being equal to the projected balance of the Class 2A1 Certificates using the 3 month average CPR that is displayed by Bloomberg for the related group of LMT 2008-6 deal. (1 month CPR will be used for the first two months after the closing date).

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Principal Distributions

Shifting Interest Structure with 7 year lockout*

Subordinate Test % = Aggregate Subordinate Amount / Aggregate Collateral Balance of the related pool

•	*If the Subordinate Test% is less than 2 times the original Subordinate Test%:

Distribution Dates (months)	Shift %
1 - 84	100%
85 - 96	70%
97 - 108	60%
109 - 120	40%
121 - 132	20%
133+	0%

•	*If the Subordinate Test% is greater than 2 times the original Subordinate Test%:

Distribution Dates (months)	Shift %
1 - 36	50%
37+	0%

(*If the total AAA credit enhancement doubles based on the initial Cut-off Date credit enhancement during the first 36 months of the transaction, the Class A Certificates will be entitled to 50% of the Pool Subordinate percentage of prepayments, subject to cumulative loss and delinquency tests. After month 36, if the total AAA credit enhancement doubles based on the initial credit enhancement of as of the Cut-off Date, the Class A Certificates will only be entitled to prepayments based on the related Pool Senior percentage only, subject to cumulative loss and delinquency tests).

For each Mortgage Pool, calculate the following:

Pool Senior % = Class 1A or Class 2A Certificates / Aggregate Collateral Balance of the related pool

Pool Subordinate % = 100% - Pool Senior %

Pool Prepayment % = Pool Senior % + Shift % * Pool Subordinate %

Pool Senior Principal Distribution Amount (collectively “Senior PDA”) for each Distribution Date and each mortgage pool, will be equal to the sum of (i) the product of (a) scheduled principal collections of each mortgage loan in such mortgage pool and (b) related Pool Senior % and (ii) the product of (a) unscheduled principal collections of each mortgage loan in such mortgage pool and (b) related Pool Prepayment %, in each case, for such Distribution Date and such mortgage pool.

Pool Subordinate Principal Distribution Amount (collectively in aggregate “Subordinate PDA”) for each mortgage pool will be equal to the difference between (i) the sum of related mortgage pool scheduled principal and prepayment principal and (ii) the related pool Senior PDA.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Principal Paydown Rules:

I. Pay Pool 1 Senior PDA as follows:

Pay sequentially to Class 1A1 and Class 1A2 from Pool 1 Senior PDA, in this order, until reduced to zero.

II. Pay Pool 2 Senior PDA as follows:

Pool 2 Senior PDA will pay sequentially as follows:
1. Concurrently to Class 2A1 and Class 2A2, on a pro-rata basis in proportion to class principal amounts, until reduced to zero.

2. To Class 2A3 until reduced to zero.

III. Pay Aggregate Subordinate PDA as follows*:
*Subject to credit support, cumulative loss and delinquency tests

Pay sequentially to the subordinate classes in order of priority, up to their pro rata subordinate proportion, based on class principal amounts, until each class is reduced to zero.

Aggregate Subordinate Amount:

The current aggregate balance of the related mortgage pool less the current principal balance of the related Class A Certificates.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

RESIDENTIAL MORTGAGE FINANCE

Contacts
MBS Trading	Andrew Schoenfeld Sandeep Bharatwaj Bassel Kikano	(212) 526-8305 (212) 526-8320 (212) 526-8320
Residential Finance	Michael Hitzmann Lei Tie	(212) 526-5806 (212) 526-2751

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.